Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Consolidated Financial Highlights” and “Independent Registered Public Accountant” in the Prospectus, “Ernst & Young LLP,” “Organization and Management of Wholly-Owned Subsidiary,” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated August 29, 2012, on the consolidated financial statements and financial highlights of Altegris Managed Futures Strategy Fund in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 469 to File No. 333-122917; Amendment No. 471 to File No. 811-21720).

/s/ Ernst & Young LLP

Philadelphia, PA

March 6, 2013